NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, IL 60601-5382 312/346-8100

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For Further Information:

AT OLD REPUBLIC:                       AT FINANCIAL RELATIONS BOARD:
A.C. Zucaro                            George Zagoudis
Chairman & CEO                         General Information
(312) 346-8100                         (312) 640-6663
                                       gzagoudis@financialrelationsboard.com

AT FINANCIAL RELATIONS BOARD:          AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                           Tim Grace
Analysts/Investors                     Media Inquiries
(312) 640-6672                         (312) 640-6667
lloyet@financialrelationsboard.com     tgrace@financialrelationsboard.com
--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                                                  NYSE: ORI
THURDSAY, JANUARY 29, 2004


                      OLD REPUBLIC REPORTS RECORD EARNINGS
                        FOR FOURTH QUARTER AND YEAR 2003

------------------------------------------------------------------------------------------------------
                                      Financial Highlights
                     (unaudited; amounts in millions except per-share data and
                 percentages; all per-share amounts are stated on a diluted basis)
------------------------------------------------------------------------------------------------------
                                  Quarters Ended December 31,              Years Ended December 31,
                                  ----------------------------         -------------------------------
                                   2003       2002     Change            2003         2002      Change
                                  --------------------------------------------------------------------
 Total Revenues                   $865.6     $758.3     14.1%          $3,285.8     $2,756.4     19.2%
 Net Operating Income             $108.2     $ 91.5     18.2%          $  447.2     $  383.8     16.5%
 Net Income                       $113.9     $ 93.5     21.8%          $  459.8     $  392.9     17.0%
 Diluted Earnings Per Share (*):
   Net Operating Income           $ 0.59     $ 0.50     18.0%          $   2.44     $   2.11     15.6%
   Net Income                     $ 0.62     $ 0.51     21.6%          $   2.51     $   2.16     16.2%

   (*)Per share data reflect adjustments for the 50% stock dividend issued in December 2003.
------------------------------------------------------------------------------------------------------

CHICAGO - January 29, 2004 - Old Republic International Corporation (NYSE: ORI), today reported its highest ever fourth quarter and full year operating earnings. In 2003's final quarter most of the earnings progress stemmed from Old Republic's General Insurance line, while overall earnings progress for 2003 was aided by further growth in the Company's General, Title, and Mortgage Guaranty segments. "The solid results achieved by Old Republic's consolidated operations continue to demonstrate the benefits of managing a balanced book of business in the interest of achieving reasonably consistent growth," said Al Zucaro, chairman and chief executive officer.

                                     -more-

Old Republic International Corporation
Add 1

Net Operating Income and Net Income

Fourth quarter 2003 net operating income, which excludes realized investment gains and losses, was $108.2 million, or 59 cents per share, versus $91.5 million, or 50 cents per share in the year-ago period. Full year net operating income was $447.2 million, or $2.44 per share in 2003, compared to $383.8 million, or $2.11 per share in 2002.

Including realized investment gains and losses, net income for the fourth quarter of 2003 totaled $113.9 million, or 62 cents per share, compared to $93.5 million, or 51 cents per share, for the year-ago quarter. For all of 2003, net income rose to $459.8 million, or $2.51 per share, versus $392.9 million, or $2.16 per share, for 2002.

With minor exceptions, substantially all of the growth in fourth quarter and full year 2003 net income stemmed from greater underwriting and service income in Old Republic's three largest segments. Falling investment yields during the past 24 months in particular offset the benefits of strong operating cash flows on the invested asset base, and resulted in relatively minor increases in investment income. Net realized gains from dispositions or permanent reductions in the value of equity and fixed maturity security holdings were moderately higher in both the final quarter and full year 2003 vis-a-vis 2002.

As noted below, fourth quarter and full year 2002 results were impacted by certain Mortgage Guaranty segment special charges that reduced consolidated net operating and net income by $10.7 million, or 6 cents per share, and $13.8 million, or 8 cents per share, respectively. For the year 2002, these Mortgage Guaranty special charges were substantially offset by tax and related interest recoveries of $10.9 million, or 6 cents per share, received by Old Republic's General Insurance segment in the second quarter of the year. The net effect of all such charges and credits was to reduce the Company's 2002 consolidated net operating and net income by approximately $2.9 million, or nearly 2 cents per share. By contrast, offsetting special credits recorded in Old Republic's Mortgage Guaranty operations in 2003's fourth quarter served to increase consolidated net operating and net income by $3.2 million or approximately 2 cents per share for the quarter and full year. Expense recognition of stock options granted in 2003 reduced earnings by less than 1 cent per share in this year's fourth quarter and for the year as a whole.

                                     -more-

Old Republic International Corporation
Add 2

The components of GAAP net income and net operating income cited herein were as follows:

                                                             ($ in Millions)
                                            ------------------------------------------------
                                               Quarters Ended               Years Ended
                                                December 31,                December 31,
                                            --------------------       ---------------------
                                              2003         2002          2003          2002
                                            -------      -------       -------       -------
Pretax operating income                      $160.0       $134.2        $660.7        $546.9
  Income taxes                                 51.7         42.6         213.2         162.8
                                            -------      -------       -------       -------
Net operating income                          108.2         91.5         447.2         383.8
                                            -------      -------       -------       -------
Add (deduct) realized investment
  gains (losses) from:
  Disposition of investments                    8.7          3.0          35.7          33.0
  Impairment of investments                      --           --         (16.4)        (19.0)
                                            -------      -------       -------       -------
      Total                                     8.7          3.0          19.3          13.9
      Income taxes                              3.0          1.0           6.7           4.8
                                            -------      -------       -------       -------
Post tax net realized gains                     5.6          1.9          12.5           9.0
                                            -------      -------       -------       -------
Net income                                   $113.9        $93.5        $459.8        $392.9
                                            =======      =======       =======       =======

Both net operating income and net income figures are given to aid investment analysis of Company results, as they highlight the impact of certain accounting rules or securities market-driven considerations that affect the recording of investment gains or losses and contribute to earnings volatility and lessened period-to-period comparability. The realization of investment gains or losses can be highly discretionary or arbitrary due to such factors as the timing of individual securities sales, losses from write-downs of impaired securities, tax-planning considerations, and investment management judgments relative to the direction of securities markets or the future prospects of individual investees or industry sectors. The recognition of losses from write-downs of securities deemed other than temporarily impaired can be caused by a variety of factors, including adverse securities market trends and industry-wide or issuer-specific developments that can lead to a permanent loss of market value or non-recoverability of asset cost.

Consolidated Revenues

     Consolidated operating revenues in the fourth quarter of 2003 grew by 13.5 percent to $856.9 million from $755.3 million in the same quarter of 2002. Net premiums and fees amounted to $777.0 million in 2003's final quarter versus $673.2 million in the same year-ago period. Consolidated net investment income of $70.6 million for the fourth quarter of 2003 was up by 2.3 percent.

For all of 2003, consolidated operating revenues rose by 19.1 percent to $3.26 billion when compared to the $2.74 billion registered in the preceding year. Net premiums and fees for 2003 rose to $2.93 billion, up 21.1 percent when compared to $2.42 billion posted in 2002. Consolidated net investment income for 2003 was $279.2 million, reflecting year over year growth of 2.4 percent. For both the fourth quarter and full year of 2003, consolidated revenue growth emanated mostly from Old Republic's General and Title Insurance segments.

                                     -more-

Old Republic International Corporation
Add 3

General Insurance Group

Old Republic's property and liability insurance business, representing approximately 48 percent of total revenues, posted a further improvement in underwriting performance for 2003 as a whole. Net premiums earned in the fourth quarter of 2003 rose by 12.9 percent to $367.5 million when compared to $325.5 million for the preceding year. The composite underwriting ratio of claim costs and expenses to premiums for the year's final quarter was 92.6 percent versus
96.8 percent in the same quarter of 2002, and 93.6 percent for the first nine months of 2003. The segment's pretax operating income rose by 44.5 percent to $72.3 million.

For all of 2003, General Insurance pretax operating income increased by 42.2 percent to $259.0 million when compared to the $182.1 million posted in 2002. Net premiums earned once again exceeded the billion-dollar mark growing by 16.5 percent to $1.37 billion in 2003 from $1.18 billion in 2002. The composite underwriting ratio declined by 5.1 percentage points to 93.3 percent in 2003 from 98.4 percent in 2002.

"The Company's General Insurance underwriting performance for 2003 continued to meet or exceed our expectations. The very focused businesses we run through our Bituminous and Great West carriers, as well as the specialty risk management, aviation, executive protection, fidelity and surety, credit indemnity and home warranty operations we conduct under the Old Republic banner, performed very well in the context of highly favorable market conditions. The solid General Insurance results posted for 2003 are a reflection of our continued emphasis on the basic underwriting function of our business," said Zucaro.

Mortgage Guaranty Group

Old Republic's Mortgage Guaranty Group posted greater income from underwriting and related services for the quarter and year ended December 31, 2003. Pretax Mortgage Guaranty operating income was $61.4 million in the fourth quarter of 2003, versus $55.0 million in the same period one year ago, an increase of 11.7 percent. Net premiums earned in the latest quarter were $101.9 million, up 4.4 percent from $97.6 million in the year-ago quarter. The composite underwriting ratio in the fourth quarter was affected by a lower expense ratio offset by a rise in the loss ratio; it dropped to 56.1 percent from 60.6 percent in the final quarter of 2002.

For all of 2003, pretax Mortgage Guaranty operating income totaled $276.4 million compared to $267.7 million in 2002, an increase of 3.2 percent. Net premiums earned totaled $400.9 million, an increase of 6.5 percent from $376.2 million earned in all of 2002. The composite underwriting ratio was slightly higher at 47.5 percent in 2003 when compared to 46.4 percent a year earlier.

This sector's performance in 2003 was marked by lower premium growth and a steadily increasing loss ratio mostly driven by higher claim frequencies. On the other hand, the expense ratio benefited from reasonably stable operating costs and, in comparison with 2002, the absence of special charges that penalized that year's results. In the fourth quarter of 2002, the Mortgage Guaranty group ceased the development and marketing of a loan portfolio evaluation service aimed at existing and potential customers and re-evaluated certain class action litigation exposures in the light of late emerging developments.

                                     -more-

Old Republic International Corporation
Add 4

As a result, fourth quarter 2002 operations were penalized an aggregate pretax amount of $15.7 million to cover the loan portfolio evaluation service development and related costs, and the re-evaluation of the class action litigation exposure. In the third quarter of 2002, pretax charges of $4.8 million were recorded by this segment to cover estimated additional costs of such class action litigation. Accordingly, full year Mortgage Guaranty operations were impacted by additional costs of $20.5 million. In the final quarter of 2003, the class action litigation was resolved at a cost that was approximately $5.0 million less than the related reserves posted in 2002, thus benefiting 2003 expense and operating income comparisons. Absent these charges and credits, expense ratios for Old Republic's Mortgage Guaranty segment would be 29.0 percent and 26.3 percent in the final quarters of 2003 and 2002, respectively, and 26.0 percent and 26.8 percent for the full years then ended, respectively.

Title Insurance Group

Pretax operating income of Old Republic's title insurance segment amounted to $24.5 million in the fourth quarter of 2003 versus $29.3 million earned in the same period of 2002. Net premiums and fees grew by 23.1 percent to $294.5 million in 2003's fourth quarter, and for the entire year they were up by 35.7 percent. Pretax operating income rose by 32.8 percent to a new high of $129.8 million in calendar year 2003 from $97.8 million in 2002.

In the first nine months of 2003, Title Insurance results were enhanced by strong revenue growth driven by a surge in refinancing activity, a strong market for new home purchases, the continuation of relatively low claim experience, and a further drop in the expense ratio. In this year's final quarter, growth in premium and fee revenues slowed down, mostly as a result of much reduced mortgage refinancing activity, and, as a result, both loss and expense ratios rose moderately from levels posted in the final quarter of 2002.

Life and Health Group

Old Republic's smallest segment, focused on a limited number of life and health insurance offerings, posted basically level earned premiums for the year.
Premiums increased moderately in this year's fourth quarter due to better product marketing and persistency. Substantially all of the shortfall in 2003 earnings stemmed from a greater than average lapsation of certain term life policies issued in prior years and higher expense levels in travel related product areas. Policy lapses result in a drop in premium income and thus a lower revenue base to absorb current and previously deferred production costs.

Cash, Invested Assets and Shareholders' Equity

Cash and invested assets at December 31, 2003, rose by 1l.0 percent to $6.84 billion, or $37.71 per share, versus $6.16 billion, or $34.10 per share, at
December 31, 2002. Consolidated operating cash flow was positive at approximately $204.7 million in the latest quarter, and reached a new high of $756.0 million for 2003 as a whole. Comparable figures for the fourth quarter and full year 2002 were $219.7 million and $671.2 million, respectively. The increase in operating cash flow for 2003 stemmed from Old Republic's General and Title Insurance segments.

                                     -more-

Old Republic International Corporation
Add 5

Effective January 1, 2003, the Corporation elected to reclassify fixed maturity securities formerly categorized as held to maturity to the available for sale classification. The securities involved are primarily utility and tax-exempt bonds that account for approximately 31 percent of Old Republic's investment portfolio. The decision was prompted by restrictive accounting rules applicable to held to maturity investment securities. The necessarily mechanical application of these rules can inhibit the Company's ability to optimally manage its investments from a practical business point of view. As of December 31, 2003, the net impact of this reclassification on Old Republic's consolidated balance sheet is to increase the carrying value of invested assets by $99.2 million, deferred tax liabilities by $34.7 million, and shareholders' equity by $64.5 million, or approximately 36 cents per share. This change has no income statement impact, no effect on Old Republic's ability to hold individual securities to maturity as it may deem appropriate, and does not affect the Company's necessary long-term orientation in the management of its business. Going forward, Old Republic's shareholders' equity account could reflect somewhat greater period-to-period volatility as the entire bond, note and stock investment portfolio will now be marked to market on a quarterly basis. Nevertheless, the Company believes that its ability to hold securities until they mature or until such other time when they can be sold opportunistically are much more important factors than their posted market value at any one point in time.

At year-end 2003, the investment portfolio reflected an allocation of approximately 85 percent to fixed-income investments and 8 percent to equities. It contains little or no exposure to real estate investments, mortgage-backed securities, derivatives, junk bonds, private placements or mortgage loans.

Common shareholders' equity rose by 12.6 percent to $3.55 billion at December 31, 2003, from $3.15 billion at December 31, 2002. Book value per share was $19.57 at year-end 2003 versus $17.45 at year-end 2002, an increase of 12.1 percent.

Conference Call Information

Old Republic has scheduled a conference call at 2:00 p.m. Central Time today to discuss its fourth quarter 2003 performance and review ongoing trends. To access this call, log on to www.oldrepublic.com 15 minutes before the call to download the necessary software. Replays will be available through this website for 30 days.

About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages in the property and liability, mortgage guaranty, title and life and health insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $9.71 billion and capitalization of $3.69 billion. Its current stock market valuation is approximately $4.92 billion.

                                    -more-

Old Republic International Corporation
Add 6

Safe Harbor Statement

Historical data pertaining to the operating performance, liquidity, and other financial indicators applicable to an insurance enterprise such as Old Republic are not necessarily indicative of results to be achieved in succeeding years. In addition to the factors cited below, the long-term nature of the insurance business, seasonal and annual patterns in premium production and incidence of claims, changes in yields obtained on invested assets, changes in government policies and free markets affecting inflation rates and general economic conditions, and changes in legal precedents or the application of law affecting the settlement of disputed claims can have a bearing on period-to-period comparisons and future operating results.

Some of the statements made in this News Release and Company published reports, as well as oral statements or commentaries made by the Company's management in conference calls following earnings releases, can constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements, commentaries, or inferences, of necessity, involve assumptions, uncertainties, and risks that may affect the Company's future performance. With regard to Old Republic's General Insurance segment, its results can be affected in particular by the level of market competition, which is typically a function of available capital and expected returns on such capital among competitors, the levels of interest and inflation rates, and periodic changes in claim frequency and severity patterns caused by natural disasters, weather conditions, accidents, illnesses, work-related injuries, and unanticipated external events. Mortgage Guaranty and Title insurance results can be impacted by similar factors and most particularly by changes in national and regional housing demand and values, the availability and cost of mortgage loans, employment trends, and default rates on mortgage loans; mortgage guaranty results, in particular, may also be impacted by various risk-sharing arrangements with business producers as well as the risk management and pricing policies of government sponsored enterprises. Life and disability insurance results can be affected by the levels of employment and consumer spending, as well as mortality and health trends, and changes in policy lapsation rates. At the parent company level, operating earnings or losses are generally reflective of the amount of debt outstanding and its cost, as well as interest income on temporary holdings of short-term investments.

Any forward-looking statements or commentaries speak only as of their dates. Old Republic undertakes no obligation to publicly update or revise all such comments, whether as a result of new information, future events or otherwise, and accordingly they may not be unduly relied upon.

           For the latest news releases and other corporate documents on Old Republic International visit:
                               www.oldrepublic.com
                               -------------------



                           Financial Tables Follow....



                                     -more-

Old Republic International Corporation
Add 7

                                               Old Republic International Corporation
                                                      FINANCIAL HIGHLIGHTS (*)
----------------------------------------------------------------------------------------------------------------------------------

                                                  Quarters Ended                                    Years Ended
                                                   December 31,                                     December 31,
                                         --------------------------------      %        --------------------------------      %
                                              2003             2002         Change             2003             2002       Change
                                         ------------------------------------------     ------------------------------------------
NET  INCOME:
      Total                               $113,913,206       $93,548,209     21.8%        $459,801,340     $392,979,191     17.0%
                                         ==============   ===============               ===============  ===============

      Per Share:  Basic                          $0.63             $0.52     21.2%               $2.53            $2.17     16.6%
                                         ==============   ===============               ===============  ===============
                  Diluted                        $0.62             $0.51     21.6%               $2.51            $2.16     16.2%
                                         ==============   ===============               ===============  ===============

Average number of common and
  equivalent shares outstanding
                  Basic                    181,568,086       180,891,134                   181,549,485      180,863,325
                                         ==============   ===============               ===============  ===============
                  Diluted                  184,065,607       182,180,798                   183,302,935      182,323,316
                                         ==============   ===============               ===============  ===============

------------------------------------------------------------------------------------------------------------------------------------
COMPOSITION  OF  EARNINGS  PER  SHARE:
------------------------------------------------------------------------------------------------------------------------------------
Basic Earnings:
      Net income, before items below             $0.60             $0.51     17.6%               $2.46            $2.12     16.0%
      Realized investment gains                   0.03              0.01                          0.07             0.05
                                         --------------   ---------------               ---------------  ---------------
      Net income                                 $0.63             $0.52     21.2%               $2.53            $2.17     16.6%
                                         ==============   ===============               ===============  ===============
Diluted Earnings:
      Net income, before items below             $0.59             $0.50     18.0%               $2.44            $2.11     15.6%
      Realized investment gains                   0.03              0.01                          0.07             0.05
                                         --------------   ---------------               ---------------  ---------------
      Net income                                 $0.62             $0.51     21.6%               $2.51            $2.16     16.2%
                                         ==============   ===============               ===============  ===============
------------------------------------------------------------------------------------------------------------------------------------
BOOK  VALUE  PER  SHARE (End of periods)(a):
      As Reported                                                                               $19.57           $17.45     12.1%
                                                                                        ===============  ===============
      Cost Basis                                                                                $18.28           $16.77      9.0%
                                                                                        ===============  ===============
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL SUMMARY ($ in Millions) :
------------------------------------------------------------------------------------------------------------------------------------
Operating Revenues:
      General                                   $415.6            $373.3     11.3%            $1,572.7         $1,376.6     14.2%
      Mortgage Guaranty                          123.4             122.2      1.0%               498.6            467.1      6.8%
      Title                                      300.6             245.1     22.6%             1,128.0            836.5     34.8%
      Life & Health                               14.7              12.5     18.1%                58.4             57.0      2.3%
      Other                                        2.3               2.0                           8.5              5.0
                                         --------------   ---------------               ---------------  ---------------
        Consolidated Operating Revenues          856.9             755.3     13.5%             3,266.5          2,742.4     19.1%
Realized Investment Gains                          8.7               3.0                          19.3             13.9
                                         --------------   ---------------               ---------------  ---------------
      Total Revenues                            $865.6            $758.3     14.1%            $3,285.8         $2,756.4     19.2%
                                         ==============   ===============               ===============  ===============

Pretax Operating Income (Loss):
      General                                    $72.3             $50.0     44.5%              $259.0           $182.1     42.2%
      Mortgage Guaranty                           61.4              55.0     11.7%               276.4            267.7      3.2%
      Title                                       24.5              29.3    -16.2%               129.8             97.8     32.8%
      Life & Health                                2.2               1.7     34.1%                 4.3              6.4    -32.9%
      Other                                       (0.6)             (1.8)                         (8.8)            (7.1)
                                         --------------   ---------------               ---------------  ---------------
        Total                                    160.0             134.2     19.2%               660.7            546.9     20.8%
Realized Investment Gains                          8.7               3.0                          19.3             13.9
                                         --------------   ---------------               ---------------  ---------------
        Revenues, Net of Expenses                168.7             137.3     22.8%               680.0            560.9     21.2%
Income Taxes                                      54.7              43.7     25.2%               219.9            167.7     31.2%
                                         --------------   ---------------               ---------------  ---------------
      Net Income                                $113.9             $93.5     21.8%              $459.8           $392.9     17.0%
                                         ==============   ===============               ===============  ===============
----------------------------------------------------------------------------------------------------------------------------------

(*) Per share data reflect adjustments for the 50% stock dividend issued in December 2003.
(a) "As Reported" in financial statements with all securities carried at market value at December 31, 2003, and partially so at December 31, 2002. "Cost Basis" calculation includes all investment securities at their currently amortized original cost.

                                     -more-

Old Republic International Corporation
Add 8

                                               Old Republic International Corporation
                                                     SEGMENTED OPERATING SUMMARY
                                                           ($ in Millions)
------------------------------------------------------------------------------------------------------------------------------------
                  Net                                                                                        Pretax
               Premiums        Net                                                Sales                    Operating     Composite
                & Fees     Investment      Other      Operating     Benefits     & Other       Total         Income    Underwriting
  Segment       Earned       Income       Income       Revenues     & Claims     Expenses     Expenses       (Loss)       Ratios
------------  -----------  -----------  -----------  -----------  ------------  -----------  -----------  -----------  -------------
Quarter Ended December 31, 2003
-------------------------------
General           $367.5        $43.9         $4.1       $415.6        $242.2       $101.0       $343.3        $72.3          92.6%
Mortgage           101.9         16.6          4.8        123.4          32.6         29.4         62.0         61.4          56.1%
Title              294.5          5.9          0.1        300.6          18.7        257.2        276.0         24.5          93.7%
Life                13.0          1.6          0.1         14.7           5.8          6.6         12.5          2.2          95.1%
Other                ---          2.3          ---          2.3           ---          3.0          3.0         (0.6)           ---
              -------------------------------------------------------------------------------------------------------  -------------
 Consolidated     $777.0        $70.6         $9.2       $856.9        $299.4       $397.4       $696.9       $160.0          88.0%
              =======================================================================================================  =============

Quarter Ended December 31, 2002
-------------------------------
General           $325.5        $43.0         $4.7       $373.3        $229.6        $93.5       $323.2        $50.0          96.8%
Mortgage            97.6         16.5          8.0        122.2          17.8         49.4         67.2         55.0          60.6%
Title              239.3          5.7          0.1        245.1          12.9        202.8        215.8         29.3          90.1%
Life                10.7          1.6          ---         12.5           6.0          4.7         10.8          1.7          99.8%
Other                ---          1.9          ---          2.0           ---          3.8          3.8         (1.8)           ---
              -------------------------------------------------------------------------------------------------------  -------------
 Consolidated     $673.2        $68.9        $13.0       $755.3        $266.5       $354.5       $621.0       $134.2          89.8%
              =======================================================================================================  =============

------------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31, 2003
----------------------------
General         $1,379.5       $175.0        $18.2     $1,572.7        $932.9       $380.8     $1,313.7       $259.0          93.3%
Mortgage           400.9         65.7         32.0        498.6          90.9        131.3        222.2        276.4          47.5%
Title            1,103.8         23.5          0.5      1,128.0          63.8        934.3        998.1        129.8          90.4%
Life                51.6          6.3          0.4         58.4          25.1         28.9         54.0          4.3         104.0%
Other                ---          8.5          ---          8.5           ---         17.4         17.4         (8.8)           ---
              -------------------------------------------------------------------------------------------------------  -------------
 Consolidated   $2,936.0       $279.2        $51.2     $3,266.5      $1,112.8     $1,492.9     $2,605.7       $660.7          86.4%
              =======================================================================================================  =============

Year Ended December 31, 2002
----------------------------
General         $1,184.1       $172.5        $19.9     $1,376.6        $852.1       $342.4     $1,194.5       $182.1          98.4%
Mortgage           376.2         65.8         24.9        467.1          52.9        146.4        199.3        267.7          46.4%
Title              813.4         22.5          0.5        836.5          40.7        697.9        738.7         97.8          90.6%
Life                50.1          6.7          0.2         57.0          29.0         21.5         50.6          6.4         100.5%
Other                ---          5.0          ---          5.0           ---         12.2         12.2         (7.1)           ---
              -------------------------------------------------------------------------------------------------------  -------------
 Consolidated   $2,423.9       $272.6        $45.8     $2,742.4        $974.8     $1,220.6     $2,195.4       $546.9          88.1%
              =======================================================================================================  =============

------------------------------------------------------------------------------------------------------------------------------------

                                     -more-

Old Republic International Corporation
Add 9

                                               Old Republic International Corporation
                                                     SEGMENTED OPERATING STATISTICS
                                                           ($ in Millions)
-----------------------------------------------------------------------------------------------------------------------------------

                                                               Quarters Ended                               Years Ended
                                                                December 31,                                December 31,
                                                      ---------------------------------           ---------------------------------
                                                           2003              2002                      2003              2002
                                                      ---------------------------------           ---------------------------------
General Insurance:
      Benefits and claims ratio                                66.1%             71.3%                     67.8%             72.6%
      Expense ratio                                            26.5%             25.5%                     25.5%             25.8%
                                                      ---------------   ---------------           ---------------   ---------------
         Composite ratio                                       92.6%             96.8%                     93.3%             98.4%
                                                      ===============   ===============           ===============   ===============

      Paid loss ratio                                          54.7%             56.6%                     54.4%             61.4%
                                                      ===============   ===============           ===============   ===============


Mortgage Guaranty:
      New insurance written: Traditional Primary            $7,749.8          $8,715.9                 $37,255.8         $30,809.6
                             Bulk                            2,737.3             375.5                   6,806.6           5,130.0
                             Other                             895.3           1,938.9                   5,802.8           7,555.5
                                                      ---------------   ---------------           ---------------   ---------------
                             Total                         $11,382.4         $11,030.3                 $49,865.2         $43,495.1
                                                      ===============   ===============           ===============   ===============

      Net risk in force: Traditional Primary                                                           $15,329.5         $15,367.6
                         Bulk                                                                              802.2             513.0
                         Other                                                                             493.4             450.7
                                                                                                  ---------------   ---------------
                         Total                                                                         $16,625.1         $16,331.3
                                                                                                  ===============   ===============

      Earned premiums: Direct                                 $118.7            $114.1                    $467.3            $432.4
                                                      ===============   ===============           ===============   ===============
                       Net                                    $101.9             $97.6                    $400.9            $376.2
                                                      ===============   ===============           ===============   ===============

      Persistency/Traditional Primary                                                                      46.0%             59.1%
                                                                                                  ===============   ===============

      Delinquency ratio: Traditional Primary                                                               3.95%             3.43%
                                                                                                  ===============   ===============
                         Bulk                                                                              4.76%             3.28%
                                                                                                  ===============   ===============

      Claims ratio                                             32.0%             18.2%                     22.7%             14.1%
      Expense ratio                                            24.1%             42.4%                     24.8%             32.3%
                                                      ---------------   ---------------           ---------------   ---------------
         Composite ratio                                       56.1%             60.6%                     47.5%             46.4%
                                                      ===============   ===============           ===============   ===============

      Paid loss ratio                                          31.4%             18.4%                     23.9%             16.1%
                                                      ===============   ===============           ===============   ===============


Title Insurance:
      Direct orders opened                                    84,371           129,270                   501,928           454,299
                                                      ===============   ===============           ===============   ===============
      Direct orders closed                                    81,264           113,559                   433,749           371,267
                                                      ===============   ===============           ===============   ===============

      Claims ratio                                              6.4%              5.4%                      5.8%              5.0%
      Expense ratio                                            87.3%             84.7%                     84.6%             85.6%
                                                      ---------------   ---------------           ---------------   ---------------
         Composite ratio                                       93.7%             90.1%                     90.4%             90.6%
                                                      ===============   ===============           ===============   ===============

      Paid loss ratio                                           2.6%              3.1%                      2.7%              3.8%
                                                      ===============   ===============           ===============   ===============




                                      -30-